Filed pursuant to Rule 433

Registration No. 333-174268

January 10, 2012

Final Term Sheet

EUR 4,000,000,000 2.50% Global Bonds due 2022

Terms:

Issuer:	KfW

Guarantor:	Federal Republic of Germany

Aggregate Principal Amount:	EUR 4,000,000,000

Denomination:	EUR 1,000

Maturity:	January 17, 2022

Redemption Amount:	100%

Interest Rate:	2.50% per annum, payable annually in arrears

Date of Pricing:	January 10, 2012

Closing Date:	January 17, 2012

Interest Payment Dates:	January 17 in each year

Currency of Payments:	EUR to CBF USD to DTC bondholder unless the bondholder elects EUR

Price to Public/Issue Price:	98.999%

Underwriting Commissions:	0.175%

Proceeds to Issuer:	98.824%

Format:	SEC-registered global notes

Listing:	Frankfurt Stock Exchange (regulated market)

Business Day:	For payments in EUR: Frankfurt For payments in USD: Frankfurt and New York

Business Day Convention:	Following, unadjusted

Day Count Fraction:	Actual/Actual ICMA

Governing Law/Jurisdiction:	German Law; District Court Frankfurt am Main

Gross-Up:	No gross-up if tax deduction or withholding is imposed

Cross-Default:	None

Clearing System:	DTC, CBF (CBL, Euroclear)

Selling Restrictions:	European Economic Area, UK, Japan, Canada, Hong Kong

ISIN:	DE000A1K0UG6

Ratings of Issuer: [1]	AAA by Standard & Poor’s2, Aaa by Moody’s Investors Service and AAA by Fitch Ratings.

[1]

A security rating is not a recommendation to buy, sell or hold securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

[2]	Placed on CreditWatch with negative implications on December 7, 2011.

Lead Managers:	Deutsche Bank HSBC UBS Investment Bank

Co-Lead Managers:

Banca Akros SpA—Gruppo Bipiemme Banca Popolare di Milano

BNP PARIBAS

Commerzbank

Credit Suisse

DZ BANK AG

Landesbank Baden-Württemberg

NORD/LB

RBC Capital Markets

The Royal Bank of Scotland

UniCredit Bank

Stabilization Manager:	Deutsche Bank Aktiengesellschaft

Registrar and Paying Agent:	Deutsche Bank Aktiengesellschaft

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. The prospectus supplement relating to the notes is available under the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005440/a2204290z424b3.htm . KfW’s base prospectus relating to the notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000104746911005435/a2204267z424b3.htm . Alternatively, Deutsche Bank will arrange to send you the prospectus, which you may request by calling toll-free +1-800-503-4611.